Exhibit 99

For Immediate Release

Investor contact: Michael Noonan 512.437.2476 michael_noonan@forgent.com	Media contact: Lee Higgins 512.794-8600 lee@petersgrouppr.com

Forgent Announces the Results for the 2005 Fiscal Third Quarter

AUSTIN, Texas, Jun. 2, 2005 - Forgent™ Networks (Nasdaq: FORG) today announced results for the 2005 fiscal third quarter ended Apr. 30, 2005. During the quarter, the company reported a loss of $0.17 per share on total revenues of approximately $1.2 million. Other items for the quarter include:

•	Continued to garner revenues from the intellectual property licensing program

•	Grew NetSimplicity revenues

•	Maintained healthy cash, cash equivalents and short-term investments of approximately $20.0 million

“During the third quarter we focused on working with the new court as well as adding one of the largest infringing companies to the litigation process,” said Richard Snyder, chairman and CEO of Forgent. “We continued to license our technology, grow software sales, and maintain a solid cash position.”

Intellectual Property

Licensing of Forgent’s still-image compression technology, embodied in U.S. Patent No. 4,698,672 (‘672 Patent) generated intellectual property program licensing revenues of approximately $0.6 million for the third quarter of fiscal 2005, compared to $0.9 million for the fiscal second quarter of 2005.

Since its inception three years ago, Forgent’s intellectual property program has generated more than $100 million in revenues from licensing the ‘672 Patent to more than 35 different companies in Asia, Europe and the United States. Forgent has also initiated litigation against 44 companies for infringement of the ‘672 Patent in the United States District Court for the Eastern District of Texas, Marshall Division. During the third fiscal quarter of 2005, the Judicial Panel on Multidistrict Litigation (“MDL Panel”) ordered that these actions arising out of the infringement of Forgent’s still-image compression technology, embodied in the ‘672 Patent, be transferred to the United States District Court for the Northern District of California. Following the filing of the litigation, four companies have entered into license or settlement agreements.

On Apr. 21, 2005 Forgent announced that it had initiated litigation against Microsoft Corporation (Nasdaq: MSFT) for infringement of the ‘672 Patent in the United States District Court for the Eastern District of Texas, Marshall Division. Prior to Forgent’s action, Microsoft filed a complaint on Apr. 15, 2005 in the United States District Court for the Northern District of California against Forgent seeking a declaratory judgment of noninfringement, invalidity and unenforceability of the ‘672 Patent.

Subsequent to the quarter end at a proceeding on May 19, 2005, in the United States District Court for the Northern District of California, Judge Phyllis J. Hamilton set a Markman hearing on claim construction for February 13, 2006. Claim construction is the process by which specific terms in the patent are given precise meaning for the case.

The ‘672 Patent relates to digital image compression used in digital still image devices that compress, store, manipulate, print or transmit digital still images such as digital cameras, personal digital assistants, cellular telephones, printers, scanners, and certain software applications. The company’s patent portfolio includes the combined inventions of Compression Labs, Inc., VTEL Corporation, and Forgent Networks, Inc.

Software

The NetSimplicity software business continued to show progress and now has more than 1,500 customers worldwide, and provides a low-cost, high-value software application to small and medium businesses and divisions of large enterprises. NetSimplicity’s flagship product, Meeting Room Manager, enables customers to schedule conference rooms, catering and other resources with a few clicks of the mouse, thereby increasing productivity and reducing costs. In addition, NetSimplicity sells other high-value business applications, such as IT asset management, via its same low-cost e-marketing and telesales model.

During the quarter, NetSimplicity announced the availability of MRM Team, MRM Web, and MRM Enterprise as three new editions of its popular Meeting Room Manager scheduling software. The new packaging is designed to help businesses and organizations of any size choose the exact Meeting Room Manager product that meets their unique needs.

Other Items

Subsequent to the end of the quarter on May 6, 2005 Forgent won its action in the 261st District Court in Travis County, Texas, against the independent executrix of the Estate of Gordon Matthews. The jury found that the company has no further liability to the Matthews Estate and that Forgent should be awarded its fees. Prior to trial, Forgent had also prevailed on its claim for repayment of certain officer loans.

On May 19, 2005 the company amended its agreement with Godwin Gruber, LLP to represent Forgent as lead counsel in the licensing and litigation related to the ‘672 Patent. The amended agreement reflects a 22% contingency fee payment percentage for both licensing and litigation proceeds while fixing the monthly fee for time incurred at $0.2 million.

Fiscal Third Quarter Results

Revenue was $1.2 million for the fiscal third quarter compared to $1.6 million for the 2005 fiscal second quarter, reflecting the inherent unpredictability of intellectual property licensing revenues. Overall operating expenses increased to approximately $4.3 million compared to $4.0 million for the 2005 fiscal second quarter primarily due to increased legal expenses. The company had a net loss of $4.3 million or $0.17 per share for the third fiscal quarter of 2005 compared to net income of $0.2 million or $0.01 per share for the second fiscal quarter of 2005. Cash, cash equivalents and short-term investments remained healthy at approximately $20.0 million.

Outlook

Forgent expects to continue to generate license revenues in the 2005 fiscal year and fiscal fourth quarter. However, predicting the timing and amounts will be complicated because of the uncertainty of licensing negotiations and due to the pending litigation.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Thu, Jun. 2, 2005, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook.

To participate, dial 800-901-5226 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 23502202. International callers should dial 617-786-4513 and use a pass code of 23502202. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent’s web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our web site at www.forgent.com.

About Forgent

Forgent™ Networks (Nasdaq: FORG) develops and licenses intellectual property and provides scheduling software to a wide variety of customers. Forgent’s intellectual property licensing program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent’s software division, NetSimplicity provides a spectrum of scheduling software that enables all sizes of organizations to streamline the scheduling of people, places and things. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties and as such, actual results in future periods may differ materially from those currently expected or desired. Some of the factors that could cause actual results to differ materially include changes in the general economy and the technology industry, rapid changes in technology, sales cycle and product implementations, risks associated with transitioning to a new business model and the subsequent limited operating history, the possibility of new entrants into the collaboration management market, the possibility that the market for the sale of certain software and services may not develop as expected; that development of these software and services may not proceed as planned, risks associated with the company’s license program, including risks of litigation involving intellectual property, patents and trademarks, acquisition integration, and the ability to consummate certain divestiture transactions. Additional discussion of these and other risk factors affecting the company’s business and prospects is contained in the company’s periodic filings with the SEC.

Forgent Networks Consolidated Balance Sheets

(Amounts in thousands, except per share-data)

	APRIL 30, 2005	JULY 31, 2004
	(UNAUDITED)
ASSETS
Current Assets:
Cash and equivalents, including restricted cash of $650 at April 30, 2005 and July 31, 2004	$18,470	$19,051
Short-term investments	1,488	2,490
Accounts receivable, net of allowance for doubtful accounts of $4 and $26 at April 30, 2005 and July 31, 2004, respectively	525	398
Prepaid expenses and other current assets	315	386

Total Current Assets	20,798	22,325

Property and equipment, net	2,292	3,165
Intangible assets, net	46	258
Other assets	70	267

	$23,206	$26,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,166	$1,509
Accrued compensation and benefits	273	290
Other accrued liabilities	1,678	1,060
Notes payable, current position	346	348
Deferred revenue	468	525

Total Current Liabilities	4,931	3,732

Long-Term Liabilities:
Deferred revenue	4	14
Other long-term obligations	2,382	2,769

Total Long-Term Liabilities	2,386	2,783

Stockholders’ Equity:
Preferred stock, $.01 par value; 10,000 authorized; none issued or outstanding	—	—
Common stock, $.01 par value; 40,000 authorized; 26,742 and 26,625 shares issued; 24,952 and 24,871 shares outstanding at April 30, 2005 and July 31, 2004, respectively	267	266
Treasury stock, 1,790 and 1,754 issued at April 30, 2005 and July 31, 2004, respectively	(4,815)	(4,726)
Additional paid-in capital	264,724	264,582
Accumulated deficit	(244,304)	(240,631)
Accumulated other comprehensive income	17	9

Total Stockholders’ Equity	15,889	19,500

	$23,206	$26,015

Forgent Networks Consolidated Statements of Operations

(Amounts in thousands, except per-share data)

	FOR THE THREE MONTHS ENDED APRIL 30,		FOR THE NINE MONTHS ENDED APRIL 30,
	2005	2004	2005	2004
	(UNAUDITED)		(UNAUDITED)
REVENUES:
Intellectual property licensing	$600	$267	$7,327	$8,937
Software and services	583	549	1,894	2,341
Other	—	—	—	22

Total revenues	1,183	816	9,221	11,300

COST OF SALES:
Intellectual property licensing	970	134	5,451	4,469
Software and services	294	269	710	6,719
Other	—	—	—	24

Total cost of sales	1,264	403	6,161	11,212

GROSS MARGIN	(81)	413	3,060	88

OPERATING EXPENSES:
Selling, general and administrative	4,090	3,292	10,363	9,708
Research and development	209	918	893	3,152
Amortization of intangible assets	12	12	37	29
Restructuring charge	—	628	—	628
Impairment of assets	—	—	—	6,989

Total operating expenses	4,311	4,850	11,293	20,506

LOSS FROM OPERATIONS	(4,392)	(4,437)	(8,233)	(20,418)

OTHER INCOME AND (EXPENSES):
Interest income	115	49	285	164
Foreign currency translation	(6)	(22)	(13)	(655)
Gain on sale of assets	(3)	—	3,302	—
Interest expense and other	2	(6)	(15)	(106)

Total other income and (expenses)	108	21	3,559	(597)

LOSS FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES	(4,284)	(4,416)	(4,674)	(21,015)
Provision for income taxes	(7)	—	(12)	—

LOSS FROM CONTINUING OPERATIONS	(4,291)	(4,416)	(4,686)	(21,015)

INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	—	1,013	573

NET INCOME (LOSS)	$(4,291)	$(4,416)	$(3,673)	$(20,442)

BASIC AND DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations	$(0.17)	$(0.18)	$(0.19)	$(0.85)

Income from discontinued operations	$0.00	$0.00	$0.04	$0.02

Net income (loss)	$(0.17)	$(0.18)	$(0.15)	$(0.83)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	24,927	24,802	24,910	24,679
Diluted	24,927	24,802	24,910	24,679